Exhibit 99

CONTACT:	REGIS CORPORATION:
Mark Fosland – Vice President, Finance
952-806-1707
Alex Forliti – Director, Finance-Investor Relations
952-806-1767

For Immediate Release

REGIS ANNOUNCES PLANS TO CLOSE UP TO 160 UNDERPERFORMING SALONS

-Continuation of Regis Initiative to Enhance Profitability -

MINNEAPOLIS, July 9, 2008 — Regis Corporation (NYSE:RGS), the global leader in the $170 billion hair care industry, announced plans to close up to 160 underperforming company-owned salons in fiscal year 2009.  The decision is a result of a comprehensive evaluation of Regis’ salon portfolio, further continuing the Company’s initiatives to enhance profitability.

“Over the last 18 months, we have implemented a series of strategic initiatives focused on enhancing profitability by optimizing our cost structure,” commented Paul D. Finkelstein, Chairman and Chief Executive Officer.  “We have expanded this initiative to include a comprehensive review of our 8,500 company-owned salons and we have identified for potential closure approximately 160 salons that do not meet our operating criteria.  Closing these salons prior to their lease expiration dates eliminates a significant time drain on supervisory and corporate personnel and will be accretive to our bottom line profitability.”

The majority of the salon closures are planned to occur in the first half of fiscal year 2009.  Approximately 100 locations are regional mall based concepts, another 40 locations are strip center concepts and 20 locations are in the United Kingdom.  The timing of the closures is dependent on successfully completing lease termination agreements and is therefore subject to change.  Regis expects to offer employment to associates affected by such closings at nearby Regis-owned salons.

The Company anticipates the pre-tax charge for the store closings could total approximately $20 to $25 million.  This includes approximately $4.5 million, or $0.06 to $0.07 per share, of incremental non-cash fixed asset write-downs which have been recognized in the fourth quarter of fiscal year 2008.  The balance of approximately $15 to $20 million is related to lease termination costs and is expected to be recognized primarily in the first half of the Company’s current 2009 fiscal year.

Regis Corporation is scheduled to announce fourth quarter 2008 earnings results on August 20, 2008.  A conference call discussing fourth quarter results will follow at 4:00 p.m. Central time. At that time, the Company will provide additional comments and address the impact of store closures on its fiscal year 2009 guidance.  Interested parties are invited to listen by logging on to www.regiscorp.com.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of March 31, 2008, the Company owned, franchised or held ownership interests in over 13,400 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Trade Secret, PureBeauty, BeautyFirst and Hair Club for Men and Women.  In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue.  Regis also maintains ownership interests in Empire Education Group, Inc. and various other salon concepts such as Cool Cuts 4 Kids, and the Beauty Takashi and Beauty Plaza concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia. Regis also maintains a 49 percent ownership interest in Intelligent Nutrients, a partnership that provides a wide variety of certified organic products for health and beauty.  For additional information about the company, including management’s most recent financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:  http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate” and “plan.”  Factors that may affect the Company’s ability to consummate the transactions described in this press release and realize the benefits anticipated include the amount and timing of lease terminations and other costs associated with the salon closures, as well as risks related to achieving expected cost savings and other benefits associated with salon closures in the anticipated time frame.  In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally; price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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